Exhibit 23.6

Consent of independent registered public accounting firm

We hereby consent to the use in this Registration Statement on Form S-4 of Intrexon Corporation of our report dated July 8, 2013 relating to the financial statements of Medistem Inc. as of and for the years ended December 31, 2012 and 2011, which appears in such Registration Statement. Our audit report dated July 8, 2013 on the aforementioned financial statements includes an emphasis paragraph relating to an uncertainty as to Medistem’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego California

February 3, 2014